Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Tuesday, August 1, 2017

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES SECOND QUARTER 2017 RESULTS

Quarter Highlights:

•	Lift Truck shipments increased 5.2%, revenues increased 6.3% over Q2 2016

•	Strong bookings and ending backlog

•	Lift Truck operating profit margin increased to 4.4%

•	Bolzoni revenues increased 7.7% over Q2 2016

•	Nuvera realignment progressing, operating loss increased to $10.5 million

Cleveland, Ohio, August 1, 2017 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated net income of $16.4 million, or $0.99 per diluted share, and consolidated revenues of $685.5 million for the second quarter of 2017 compared with consolidated net income of $8.3 million, or $0.51 per diluted share, and consolidated revenues of $645.6 million for the second quarter of 2016. Consolidated operating profit was $18.3 million for the second quarter of 2017 compared with $11.4 million for the second quarter of 2016. The second-quarter 2017 net income includes a discrete tax benefit of $2.4 million compared with discrete tax expenses of $1.8 million in the second quarter of 2016.
For the six months ended June 30, 2017, the Company reported consolidated net income of $34.5 million, or $2.09 per diluted share, and revenues of $1.4 billion compared with consolidated net income of $18.3 million, or $1.12 per diluted share, and revenues of $1.2 billion for the first six months of 2016. Operating profit was $41.7 million for the first half of 2017 compared with $21.1 million in the first half of 2016. The 2016 consolidated operating profit includes $5.7 million of acquisition costs, primarily related to the Bolzoni acquisition.
EBITDA for the second quarter of 2017 and the trailing twelve months ended June 30, 2017 was $31.2 million and $109.8 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 9.
The Company's cash position was $239.9 million as of June 30, 2017 compared with $43.2 million as of December 31, 2016. Debt as of June 30, 2017 increased to $300.4 million from $211.2 million as of December 31, 2016.
On May 30, 2017, the Company entered into a new $200 million Term Loan facility which matures on May 30, 2023. The Term Loan requires quarterly principal payments of $2.5 million on the last day of each March, June, September and December, commencing on September 30, 2017, with the final principal repayment due on May 30, 2023. At June 30, 2017, the principal balance under the Term Loan was $200 million. Interest on the Term Loan is at a floating rate, which can be a base rate or

Eurodollar rate, plus an applicable margin. The applicable margin ranges from 2.75% to 3.00% for U.S. base rate loans and 3.75% to 4.00% for Eurodollar loans.
The Company entered into the Term Loan to provide more appropriate long-term capitalization following the Bolzoni acquisition, which was completed in 2016 using cash on hand and borrowings under the Company's short-term revolving credit facility, and to pay down its revolving credit facility. The remaining Term Loan proceeds are available for future acquisitions and strategic investments.
Excluding the cash paid for Bolzoni in April 2016 and adjusting for the unfavorable effect of an unplanned systems-related acceleration of supplier payments in December 2016, consolidated cash flow before financing activities is expected to be positive and increase substantially in 2017 compared with 2016. Consolidated cash flow before financing activities is expected to decrease significantly in the second half of 2017 compared with the first half of the year and the second half of 2016 after excluding the 2016 acceleration of supplier payments.

Lift Truck Results
The Lift Truck business reported net income of $23.8 million and revenues of $647.7 million for the second quarter of 2017 compared with net income of $13.1 million and revenues of $609.6 million for the second quarter of 2016. Lift truck operating profit was $28.6 million for the second quarter of 2017 compared with $19.0 million for the second quarter of 2016.
Consolidated worldwide new unit shipments increased to approximately 22,200 units in the second quarter of 2017 from approximately 21,100 units in the second quarter of 2016.
Second quarter 2017 bookings were approximately 25,300 units, or approximately $575 million, compared with approximately 21,700 units, or approximately $500 million, in the second quarter of 2016. Worldwide backlog was approximately 35,300 units, or approximately $820 million, at June 30, 2017 compared with approximately 30,500 units, or approximately $715 million, at June 30, 2016 and approximately 30,000 units, or approximately $710 million, at March 31, 2017.
For the six months ended June 30, 2017, the Lift Truck business reported net income of $46.1 million and revenues of $1.3 billion compared with net income of $26.8 million and revenues of $1.2 billion for the six months ended June 30, 2016. Lift truck shipments increased to approximately 45,500 units in the first half of 2017 from approximately 41,600 units in the second half of 2016.

Americas
Revenues in the Americas segment, which includes the North America, Latin America and Brazil markets, increased 4.3% to $432.9 million in the second quarter of 2017 from $414.9 million in the second quarter of 2016, primarily as a result of an increase in unit shipments of higher-priced trucks and an increase in parts sales. Unit shipments increased by approximately 100 units over the second quarter of 2016 driven primarily by an increase in shipments in Brazil as that market has begun to recover. Revenues increased as a result of increased sales of higher-capacity, 3.5 to 8 ton Class 5 trucks, the new Class 5 internal combustion engine standard truck, and Class 1 and Class 2 trucks. The increase in revenues was partly offset by fewer sales of Class 5 Big Trucks as a result of the timing of shipments.
Operating profit in the Americas increased substantially to $27.9 million in the second quarter of 2017 compared with $16.3 million in the prior year quarter mainly as a result of improved gross profit of $9.9 million. The improvement in gross profit was primarily the result of improved pricing, net of material cost inflation, and production efficiencies driven by higher unit volumes. This increase was partially offset by a shift in sales mix to lower-margin products.

Growth in the Americas market in the first half of 2017 has been stronger than anticipated. In the remainder of 2017, the Company expects the Americas market to improve modestly from the strong market experienced in the second half of 2016 and in the first half of 2017. Unit shipments and revenues are expected to increase in the second half of 2017 compared with the same period in 2016 and compared with the first half of 2017 as a result of the strong market and an increase in sales of higher-priced Class 1 electric trucks and Class 5 internal combustion engine trucks, including Big Trucks.
Despite the revenue increase, second-half 2017 operating profit in the Americas segment is expected to be comparable to the second half of 2016 and down from the strong first half of 2017. An anticipated substantial decrease in the third quarter is expected to be offset by improvements in the fourth quarter on anticipated volume increases. The decrease in the third quarter operating profit is expected to be driven primarily by an increase in selling, general and administrative expenses and higher material costs, which are expected to offset benefits of increased sales of higher-priced trucks. The anticipated fourth-quarter 2017 improvement is largely due to an expected increase in sales volumes of higher-priced Class 5 internal combustion engine trucks, including Big Trucks, as well as an expected improvement in product pricing, partially offset by material cost inflation and higher operating expenses.

EMEA
Revenues in the EMEA segment, which includes operations in the Europe, Middle East and Africa markets, increased 10.9% to $172.6 million in the second quarter of 2017 from $155.6 million in the second quarter of 2016. The revenue increase was predominantly driven by an increase in unit shipments of 800 units related to shipments of the new Class 5 internal combustion engine standard truck and an increase in unit shipments of Class 1 electric-rider trucks, partially offset by fewer shipments of Class 3 warehouse trucks. Unfavorable currency movements of $6.6 million from the translation of sales into U.S. dollars partially offset the increase in revenues.
Despite an increase in revenues, EMEA's operating profit decreased to $2.9 million in the second quarter of 2017 from $3.6 million in the second quarter of 2016. Benefits realized in gross profit from higher unit shipments and lower warranty expense were fully offset by unfavorable material costs, a shift in sales mix to lower-margin products, unfavorable manufacturing variances from increased spending and unfavorable currency movements of $1.1 million.
All markets in the EMEA segment are expected to continue to grow in the second half of 2017 but at a more moderate rate than in the strong second half of 2016 and first half of 2017. Unit and parts revenues are expected to increase in the second half of 2017 as a result of the overall market conditions, an increase in sales of lower-priced Class 2 electric trucks and lower-range, 1 to 3.5 ton Class 5 internal combustion engine trucks. In addition, anticipated benefits from favorable current currency rates are expected to contribute to the revenue increase. The revenue improvements are expected to be partially offset by a shift in mix away from higher-priced Class 5 Big Trucks to these lower-priced units.
The EMEA segment is expected to generate an operating loss in the second half of 2017, which is expected to fully offset the operating income from the first half of 2017, and result in a substantial decrease from the prior year. The anticipated favorable impact of improvements in unit and parts revenues and benefits expected from the weakening U.S. dollar are anticipated to be more than offset by material cost inflation, higher operating expenses and the shift in sales to lower-priced, lower-margin products. A substantial decline is expected in the third quarter, with results improving in the fourth quarter.

JAPIC
Revenues in the JAPIC segment, which includes operations in the Asia and Pacific markets, including China, increased to $42.2 million in the second quarter of 2017 from $39.1 million in the second quarter of 2016. Revenues increased mainly as a result of an increase in unit shipments of approximately 200 units, primarily in higher-priced Class 5 internal combustion engine lift trucks.
JAPIC generated an operating loss of $2.2 million in the second quarter of 2017 compared with an operating loss of $0.9 million in the second quarter of 2016. The higher operating loss was primarily the result of higher operating expense as the Company continues to execute its strategic initiatives.
Looking forward, the JAPIC market is expected to continue to grow in the second half of 2017, driven primarily by China, but at a more moderate rate than in the prior year and first half of 2017. The JAPIC region, excluding China, is expected to have modest growth in the second half of 2017 compared with the second half of 2016. As a result of the continued implementation of the Company's strategic initiatives, revenues and operating results are expected to improve during the second half of 2017, primarily in the fourth quarter, compared with the same period in 2016. This improvement is expected to be driven by increased unit and parts volumes and a shift in mix to higher-margin Class 5 internal combustion engine trucks.

Overall Lift Truck Outlook
Hyster-Yale remains focused on gaining market share in its Lift Truck business through the continued implementation of its key strategic initiatives of understanding customer needs, providing the lowest cost of ownership over the life-cycle of the truck, enhancing its independent distribution, increasing its warehouse market position, increasing the Company's success in the Asia markets, increasing its Big Truck market position, strengthening its sales and marketing organization, and leveraging its solutions and technology drivers.
To meet customer needs, the Company is developing new products in many segments that are expected to support its market share growth.  Shipments of the new standard 2.0-3.0 ton Class 5 internal combustion engine lift truck and the Company's new European 1-1.6 ton pedestrian pallet stacker began late in the fourth quarter of 2016.  In April 2017, the Company launched its new ReachStacker model dedicated solely to container-handling applications in defined markets.  All of these products have been well-received and are gaining traction. These new products, as well as the introduction of other new products in the pipeline, are expected to help increase market share, improve revenues and enhance operating margins in the remainder of 2017 and in the long term.
In the first half of 2017, the global lift truck market remained strong and, with this stronger than expected market, the Company has focused on a carefully paced ramp up in production and achievement of price goals, while maintaining a healthy backlog to manage production efficiencies. In the remainder of 2017, the global lift truck market is expected to maintain its strength but the pace of growth is expected to moderate compared with both the second half of 2016 and the first half of 2017.
Unit shipments and unit and parts revenues in the Lift Truck business are expected to increase during the second half of 2017 compared with the same period in 2016.
Despite an increase in revenues, Lift Truck operating profit is expected to decrease in the second half of 2017 compared with the second half of 2016, driven primarily by an anticipated significant decrease in the third quarter of 2017, as higher unit volumes and anticipated benefits from favorable current currency rates are expected to be more than offset by higher operating costs and material cost inflation, net of price increases. Overall, full-year 2017 net income is expected to increase modestly over 2016 as anticipated benefits from the improvement in full-year operating profit are expected to be partially offset by a higher income tax rate and the absence of tax benefits recognized in 2016.

Commodity costs are expected to continue to increase in the remainder of 2017 from the low 2016 levels. Commodities, particularly steel, remain volatile and sensitive to changes in the global economy and the Company will continue to monitor these closely and adjust pricing accordingly.

Bolzoni Results
Bolzoni reported a net loss of $0.1 million and revenues of $41.9 million for the second quarter of 2017 compared with net income of $0.1 million and revenues of $38.9 million for the second quarter of 2016. Bolzoni's operating profit was $0.5 million for the second quarter of 2017 compared with $0.7 million for the second quarter of 2016. Operating profit for the second quarters of 2017 and 2016 includes $1.5 million and $1.4 million, respectively of pre-tax expenses related to the amortization of acquired assets. The second-quarter 2016 operating profit also includes $0.5 million of one-time purchase accounting adjustments.
Bolzoni's revenues increased as a result of higher sales volumes, in part due to increased sales to the Lift Truck business. Despite improvements from an increase in sales, operating profit and net income declined primarily due to unfavorable currency revaluation of $1.7 million pre-tax.
For the six months ended June 30, 2017, Bolzoni reported net income of $1.4 million and revenues of $83.5 million compared with net income of $0.1 million and revenues of $38.9 million for the six months ended June 30, 2016. Bolzoni was acquired during the second quarter of 2016. As a result, the revenues and net income for the six months ended June 30, 2016 represent only one quarter of results.

Bolzoni Outlook
The majority of Bolzoni's revenues are generated in the EMEA market, primarily Western and Eastern Europe, and, to a lesser degree, in the North America market. As a result of anticipated strong growth in the EMEA markets, recent major customer commitments and the implementation of sales enhancement programs, Bolzoni expects revenues in the second half of 2017 to increase over the second half of 2016.
In addition to the anticipated increase in revenues and the expected operating leverage resulting from the sales growth, the implementation of several key strategic programs are expected to generate substantial growth in Bolzoni's operating profit and net income in the remainder of 2017 compared with the second half of 2016, excluding the effect of one-time purchase accounting adjustments of $2.6 million recognized in the third quarter of 2016.

Nuvera Results
Nuvera reported revenues of $0.4 million, an operating loss of $10.5 million and a net loss of $6.3 million for the second quarter of 2017 compared with revenues of $0.2 million, an operating loss of $8.3 million and a net loss of $4.9 million for the second quarter of 2016.
Nuvera's operating loss increased in the second quarter of 2017 compared with both the prior year second quarter and the 2017 first quarter operating loss of $9.5 million, predominantly as a result of higher professional fees and other general operating costs.
For the six months ended June 30, 2017, Nuvera reported a net loss of $12.0 million and revenues of $3.0 million compared with a net loss of $8.6 million and revenues of $0.5 million for the six months ended June 30, 2016.

Nuvera Outlook
Progress continues to be made at Nuvera with a gradual build-up of orders of first-generation battery box replacements, growing customer interest and engagement of the dealer network. During the second quarter of 2017, Nuvera received additional orders for first-generation battery box replacements from both end users and Hyster-Yale dealers. As a result of a shipment hold on a key supplier component, no shipments of the battery box replacements were made during the second quarter, but are expected to commence in the third quarter now that the supplier's shipment issues have been resolved. Nuvera's backlog is expected to grow during the third quarter of 2017 as dealer training and ongoing customer demonstrations are completed.
The Company previously announced an organizational realignment designed to enhance the overall strategic positioning and operational effectiveness of the fuel cell business, with Nuvera focused on fuel cell stacks, engines and associated components and the Lift Truck business focused on battery box replacements and integrated engine solutions. The realignment is progressing as expected and improvements in the process are being realized. Design responsibility for the next generation of battery box replacements has fully transitioned to the Lift Truck business' development center and design work is progressing on 14- and 18-inch battery box designs, which are necessary for many high density warehouse applications, and which are expected to be launched in the first half of 2018. The dedicated design team is also expected to implement a design review of existing products to increase quality and reliability to industry best levels, which include development of the supplier base. The Lift Truck business expects to integrate fuel cell manufacturing, whether for battery box replacement solutions or fully integrated fuel cell solutions, into existing manufacturing plants, initially in North America and eventually into other plants over the long term.
The transition of sales responsibility for the battery box replacements from Nuvera to the Lift Truck business has been completed. At this time, the Lift Truck business' sales team is focused on applications for the current range of battery box replacements that meet the needs of its core industry segment. Demand is expected to accelerate in 2018 as new products are launched.
Nuvera expects to phase out of battery box replacement production and focus solely on the manufacture of fuel cell engines during 2018. Nuvera will have additional support for its fuel cell engine business from the Lift Truck business' supply chain and quality enhancement units. Plans for the European launch of battery box replacements are advancing and work continues on the development of the next generation of fuel cell stacks, an electrochemical compressor and the Nuvera® Hydrogen Generator. Discussions with several third parties are encouraging and fuel cell engine orders from certain OEM’s are in process. Nuvera is seeing increased interest from China. Shipments of a modest number of these engines are expected to start in the third quarter of 2017.
Until Nuvera’s target cost structure for its fuel cell engines is in place through supply chain and manufacturing efficiencies, inventory costs are expected to result in continued inventory adjustments to reflect current selling prices, but at a decreasing rate. Nuvera’s losses are expected to progressively decrease over the second half of 2017 and in 2018. The net impact of added operational expenses on the Lift Truck business is expected to be modest as existing resources are re-deployed to focus on the sale, development and manufacture of battery box replacements and integrated engine solutions.
Nuvera continues to focus on lowering the costs of manufacturing its fuel cell engines and enhancing their reliability increasingly over future quarters, with the objective of reaching quarterly break-even during 2018 by achieving target costs and target fuel cell engine volumes. To achieve this will require a significant ramp up in volume. An assessment will be made during the third quarter about whether the target for 2018 is achievable or if 2019 is more realistic given the slower pace of product introduction as Nuvera focuses on developing superior solutions at target costs. Securing one or more of the third-party deals under discussion would accelerate achievement of the break-even goal.
Customers are increasingly seeing the benefit of fuel cell power. Hyster-Yale believes that demand for Nuvera solutions will continue to increase. The Company also believes that the commercialization of Nuvera fuel cell-related technologies will reinforce the Company’s core strategies and help drive further lift truck unit market share growth, as well as meet core customer needs. It also provides the Lift Truck business with the ability to expand its power solutions offerings to provide best-in-class energy solutions to its customers by integrating fuel cells with lift trucks in ways that are expected to optimize the performance and energy efficiency of the total lift truck system.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, August 2, 2017 at 11:00 a.m. eastern time. The call may be accessed by dialing (877) 201-0168 (Toll Free) or (647) 788-4901 (International), Conference ID: 32260975, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 9, 2017. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) the political and economic uncertainties in the countries where the Company does business, (4) customer acceptance of pricing, (5) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (6) exchange rate fluctuations, changes in import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (7) delays in manufacturing and delivery schedules, (8) bankruptcy of or loss of major dealers, retail customers or suppliers, (9) customer acceptance of, changes in the costs of, or delays in the development of new products, (10) introduction of new products by, or more favorable product pricing offered by, competitors, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (14) the successful commercialization of Nuvera's technology and (15) unfavorable effects of the United Kingdom's exit from the European Union on global operations.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names.  Subsidiaries of Hyster-Yale Group include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines, on-site hydrogen production and dispensing systems, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni Auramo and Meyer brand names.  For more information about Hyster-Yale Materials Handling, Inc. and its subsidiaries visit the Company's websites at www.hyster-yale.com and www.bolzonigroup.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
	(In millions, except per share data)

Revenues	$685.5	$645.6	$1,398.6	$1,249.8
Cost of sales	563.8	531.6	1,150.8	1,037.9
Gross Profit	121.7	114.0	247.8	211.9
Selling, general and administrative expenses	103.4	102.6	206.1	190.8
Operating Profit	18.3	11.4	41.7	21.1
Other (income) expense
Interest expense	2.6	2.0	4.4	3.1
Income from unconsolidated affiliates	(1.9)	(1.7)	(4.0)	(3.0)
Other	(0.7)	(0.7)	(1.3)	0.3
Income before Income Taxes	18.3	11.8	42.6	20.7
Income tax provision	1.9	3.5	8.1	2.5
Net (income) loss attributable to noncontrolling interest	—	—	—	0.1
Net Income Attributable to Stockholders	$16.4	$8.3	$34.5	$18.3

Basic earnings per share	$1.00	$0.51	$2.10	$1.12

Diluted earnings per share	$0.99	$0.51	$2.09	$1.12

Basic weighted average shares outstanding	16.453	16.381	16.435	16.365
Diluted weighted average shares outstanding	16.503	16.420	16.490	16.410

EBITDA RECONCILIATION
	Quarter Ended
	9/30/2016	12/31/2016	3/31/2017	6/30/2017	LTM 6/30/2017
	(In millions)
Net Income Attributable to Stockholders	$12.3	$12.2	$18.1	$16.4	$59.0
Noncontrolling interest income (loss)	(0.3)	(0.1)	—	—	(0.4)
Income tax provision (benefit)	(5.1)	(1.4)	6.2	1.9	1.6
Interest expense	1.9	1.7	1.8	2.6	8.0
Interest income	(0.5)	(0.4)	(0.3)	(0.5)	(1.7)
Depreciation and amortization expense	11.6	10.4	10.5	10.8	43.3
EBITDA*	$19.9	$22.4	$36.3	$31.2	$109.8

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
	(In millions)
Revenues
Americas	$432.9	$414.9	$898.9	$832.1
EMEA	172.6	155.6	335.0	302.6
JAPIC	42.2	39.1	86.0	78.8
Lift truck business	$647.7	$609.6	$1,319.9	$1,213.5
Bolzoni	41.9	38.9	83.5	38.9
Nuvera	0.4	0.2	3.0	0.5
Eliminations	(4.5)	(3.1)	(7.8)	(3.1)
Total	$685.5	$645.6	$1,398.6	$1,249.8

Gross profit (loss)
Americas	$82.7	$72.8	$167.6	$145.0
EMEA	23.6	24.3	46.1	46.4
JAPIC	4.2	4.5	9.7	8.7
Lift truck business	$110.5	$101.6	$223.4	$200.1
Bolzoni	12.4	12.8	26.2	12.8
Nuvera	(0.9)	(0.4)	(1.5)	(1.0)
Eliminations	(0.3)	—	(0.3)	—
Total	$121.7	$114.0	$247.8	$211.9

Operating profit (loss)
Americas	$27.9	$16.3	$57.7	$31.7
EMEA	2.9	3.6	4.4	5.6
JAPIC	(2.2)	(0.9)	(2.9)	(2.5)
Lift truck business	$28.6	$19.0	$59.2	$34.8
Bolzoni	0.5	0.7	2.8	0.7
Nuvera	(10.5)	(8.3)	(20.0)	(14.4)
Eliminations	(0.3)	—	(0.3)	—
Total	$18.3	$11.4	$41.7	$21.1

Net income (loss) attributable to stockholders
Americas	$23.8	$9.9	$44.3	$23.0
EMEA	2.2	3.1	3.3	4.5
JAPIC	(2.2)	0.1	(1.5)	(0.7)
Lift truck business	$23.8	$13.1	$46.1	$26.8
Bolzoni	(0.1)	0.1	1.4	0.1
Nuvera	(6.3)	(4.9)	(12.0)	(8.6)
Eliminations	(1.0)	—	(1.0)	—
Total	$16.4	$8.3	$34.5	$18.3

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Six Months Ended
	June 30
	2017	2016
	(In millions)
Net cash provided by (used for) operating activities	$140.3	$(22.9)
Net cash used for investing activities	(22.7)	(116.2)
Cash Flow Before Financing Activities	$117.6	$(139.1)

	June 30, 2017	December 31, 2016
Debt	$300.4	$211.2
Cash	239.9	43.2
Net Debt	$60.5	$168.0